PROPERTY LEASE with option to PURCHASE AGREEMENT

THIS AGREEMENT made and entered into as of December ___, 2012 (the “Effective Date”).

BETWEEN:

Claremont Nevada Mines LLC, a company having a mailing address at P. O. Box 2021, Elko, Nevada, USA  89803, U.S.A.

(herein called the “Vendor”)

OF THE FIRST PART

AND:

Kore Resources, Inc. a company having a mailing address at

176-22 Sagun-Dong,  Seongd Seoul Korea 133-187

(herein called the “Lessee”)

OF THE SECOND PART

WHEREAS the Vendor has represented that it is the sole recorded and beneficial owner in and to the unpatented mining claims called the CPG Project (the “Property) described in Schedule “A” attached hereto;

AND WHEREAS the Vendor, subject to the Net Smelter Returns royalty (the “Net Smelter Royalty”) of 3% reserved to the Vendor, now wishes to grant to the Lessee the exclusive right to lease with an option to Purchase, to acquire an undivided 100% right, title and interest in and to the Property on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, the mutual covenants herein set forth and the sum of One Dollar ($1.00) of lawful money of U.S. currency now paid by the Lessee to the Vendor (the receipt whereof is hereby acknowledged), the Parties hereto do hereby mutually covenant and agree as follows:

1. Definitions

 The following words, phrases and expressions shall have the following meanings:

a. “Additional Claims” means any and all mineral interests staked, located, granted or acquired by or on behalf of either of the parties hereto during the term of this Agreement which are located, in the whole or  in part, within two  miles of the existing perimeter of the Property, as provided in Section 18.

b.  “Expenditures” includes all direct or indirect expenses [net of government incentives and not including payments to the Vendor pursuant to section 4, paragraphs (a), (b), (c)(ii), (d)(ii), (e)(ii), (f)(ii), hereof ] of or incidental to Mining Operations, but excluding Lessee’s home office administrative and overhead expenses. The certificate of the Controller or other financial officer of the Lessee, together with a statement of Expenditures in reasonable detail shall be prima facie evidence of such Expenditures. The parties hereto agree that Property payments and Property expenditures are separate payments as outlined in paragraph 4.  At Vendor’s request Lessee shall provide substantiating documentation of Lessee’s Expenditures;

c.  “Filing Fees” means all fees, payments and expenses necessary to keep the mineral claims in good standing with federal, state and local government entities.

d.  “Force Majeure” means an event beyond the reasonable control of the Lessee that prevents or delays it from conducting the activities contemplated by this Agreement other than the making of payments referred to in Section 4 and Lessee’s maintenance of insurance performance of its indemnification obligations in Section 11. Such events shall include but not be limited to acts of God, war, insurrection, action of governmental agencies reflecting an instability in government procedures, or delay in permitting unacceptable to both Vendor and Lessee.

e.  “Mineral Products” means the commercial end products derived from operating the Property as a mine.

f.  “Mining Operations” includes:

i.  every kind of work done on or with respect to the Property by or under the direction of the Lessee during the Lease Period or pursuant to an approved Work Program; and

ii.

  without limiting the generality of the foregoing, including all geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining equipping, improving, surveying,  searching for, sampling, and developing minerals, ores and metals, doing all other work usually  considered to be prospecting, exploration and development, including preparation of a  feasibility study. Lessee may not commence development of a mine on the Property or conduct mining on the Property without first exercising the option to purchase the Property (the “Option”) in accordance with Section 4.

g.

“Net Smelter Royalty” means that the royalty as calculated and defined in Schedule “B” attached hereto.

h.

“Lease with option to Purchase” means the Lease with option to purchase granted by the Vendor to the Lessee to acquire, subject to the Net Smelter Royalty reserved to the Vendor, an undivided 100% right, title and interest in and to the Property as more particularly set forth in Section 4.

i.

“Lease and Purchase Period” means the period from the Effective Date to the date on which the Lessee has performed its obligations to acquire a 100% interest in the Property as stated in Section 4, whichever shall be the lesser period, but in no event more than five (5) years after the Effective Date.

j.

“Property” means the unpatented mining claims described in Schedule “A”.

k.

“Work Program” means a program of work reasonably acceptable to both  parties in respect of a particular Property, contained in a written document  setting out in reasonable detail:

(i) An outline of the Mining Operations proposed to be undertaken and conducted on the Property, specifically stating the period of time during which the work contemplated by the proposed program is to be done and performed;

(ii) The estimated cost of such Mining Operations including a  proposed budget providing for estimated monthly cash  requirements in advance and giving reasonable details; and

(iii) The identity and credentials of the person or persons undertaking the Mining Operations so proposed if not the Vendor,  reasonably acceptable to both parties hereto.

 4. Lease with option to Purchase

Vendor leases the Property exclusively to the Lessee for the Lease Purchase Period. Vendor grants to Lessee the exclusive right to acquire ownership of the Property (the “Option”), subject to the Royalty reserved by Vendor and subject to Lessee’s obligations under the conveyance executed and delivered by Vendor on the closing of the Option.  The purchase price for the Property (the “Purchase Price”) shall be Five Hundred Thousand Dollars ($500,000).  Lessee may exercise the Option at any time by payment in full of the payments prescribed in Sections (a) through (f) and the purchase price, but it must do so before it commences development of a mine on the Property or conducts mining of minerals on the Property.  As consideration for the lease and Option, the Lessee agrees to perform the following obligations:

(a) The Lessee shall pay the sum of $10,000 USD to the Vendor by way of cash upon execution of this agreement and the additional sum of $7,000 for the staking, filing and recording of an additional 31 claims as provided in Schedule "C".  The Vendor will make available to the Lessee any and all historical information, expenditures, and reports in the Vendor's possession.

(b) On or before December 31, 2013 (Year 1) the Lessee shall incur Expenditures of a minimum of $7,500 USD on the property.

(c) On or before December 31, 2014 (Year 2)

(i)  The Lessee shall pay $35,000 USD to the Vendor; and

(ii) The Lessee incur Expenditures of $15,000 USD on the Property in addition to the expenditures referred to in clause (b).

 (d) On or before December 31, 2015 (Year 3)

 (i) The Lessee shall pay $35,000 USD to the Vendor; and

(ii) The Lessee shall incur Expenditures of $50,000 USD on the Property in addition to the expenditures referred to in clauses (b) and (c)(i) hereof.

(e) On or before December 31, 2016 (Year 4)

(i) The Lessee shall pay $40,000 USD to the Vendor; and

(ii) The Lessee shall incur Expenditures of $100,000 USD on the Property in addition to the expenditures referred to in clauses (b), (c)(ii) and (d)(ii) hereof; and

(f) On or before December 31, 2017 (Year 5)

(i) The Lessee shall pay $45,000 USD to the Vendor; and

(ii) The Lessee shall incur Expenditures of $100,000 USD on the Property in addition to the expenditures referred to in clauses (b), (c)(i) and (d)(i) hereof; and

When the Lessee has paid to Vendor the foregoing payments and has incurred the foregoing Expenditures, the Lessee shall be entitled to acquire an undivided 100% right, title and interest in and to the Property with the full right and authority to equip the Property for production and operate the Property as a mine subject to the rights of the Vendor to receive the Net Smelter Royalty.

The Vendor and Lessee understand and confirm that all Expenditures incurred in a particular period, including any excess in the amount of Expenditures required to be incurred to maintain the lease or purchase during such period, shall be carried over and included in the aggregate amount of Expenditures for the subsequent period, but not to exceed more than three (3) consecutive years.

Notwithstanding paragraphs (b), (c)(ii), (d)(ii), (e)(ii), (f)(ii), if the Lessee has not incurred the requisite Expenditures to maintain its Purchase in good standing prior to December 31st  of any given year, the Lessee may pay to the Vendor within 60 days following the expiry of such period, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures incurred by the Lessee during such period.

(l) The doing of any act or the incurrence of any cash payments by the Lessee shall not obligate the Lessee to do any further acts or make any further payments with the exception of fees and expenses to keep said property in good standing during the lease or purchase period.

5. Transfer of Title

Upon Lessee’s completion of all requirements to earn a 100 percent interest in the Property, the Vendor will deliver or cause to be delivered to the Lessee’s solicitors a duly executed deed of the Property in favour of the Lessee (the “Lessee Transfer”) which shall include the Vendor’s reservation of the Net Smelter Royalty. The Lessee shall record the Lessee Transfer with the appropriate government offices to effect transfer of legal title of the Property into its own name upon the full and complete exercise of the Purchase by the Lessee.

7. Assignment

During the Lease and Purchase Period, the Lessee may not assign or sublease the Lessee’s rights or interest in and under this Agreement without the Vendor’s prior written consent, which may not be delayed or withheld unreasonably.  In determining the reasonableness of Vendor’s approval or disapproval of the request for consent, the Vendor may consider the proposed assignee’s environmental compliance, financial, litigation and operating history and financial and technical capability to perform the Lessee’s obligations under this Agreement.  It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.  The Vendor may assign or transfer its interest in and under this Agreement at any time without the Lessee’s consent.

8. Termination

This Agreement shall forthwith terminate in circumstances where:

(a) The Lessee shall fail to comply with any of its obligations hereunder, subject to Force Majeure, and within 30 days of receipt by the Lessee of written notice from the Vendor of such default, the Lessee has not:

(i) cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

(ii) given the Vendor notice that it denies that such default has occurred except in the instance of non payment of claim fees which are defined by the Federal Government or Purchase payments which are self evident by their existence.

In the event that the Lessee gives notice that it denies that a default has occurred, the Lessee shall not be deemed to be in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party; or

(b) The Lessee gives notice of termination to the Vendor (60 days), which it shall be at liberty to do at any time after the execution of this Agreement. If and when the Lessee elects to terminate this Agreement, or terminate one of the projects comprising the Property, at such time the Property or the specific project will be returned to the Vendor.

Upon the termination of this Agreement under this Section 8, the Lessee shall cease to be liable to the Vendor under this Agreement, except for such obligations as accrue before termination of this Agreement. Such obligations are only to include the payment of any federal annual mining claim maintenance fees or other statutory or regulatory fees, only if proper notice has not been given (sixty days or less) and does not include property expenditures or payments to the Vendor. In the event the Lessee terminates the agreement the Lessee will  be responsible for any environmental remediation work to be done on the Property if applicable, as required by state or federal regulation.   If this Agreement is terminated within two (2) months of the deadline for the payment of any federal annual mining claim maintenance fees or other statutory or regulatory fees, the filing of any document or the recording of any document, including a notice of intent to hold the Property as required under the Nevada Revised Statutes, the Lessee shall be obligated to pay such fees and complete such filings and recordings.

Upon termination of this Agreement under this Section 8, the Lessee shall return the Property, including all property within the designated boundary of the area of interest, to the Vendor. The Lessee shall vacate the Property within a reasonable time after such termination and relinquishment, but shall have the right of access to the Property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

9. Representations, and Covenants of the Vendor

The Vendor represents, and covenants to and with the Lessee as follows:

(a)  The Vendor is a company duly organized validly existing and in good standing under the laws of Nevada.

(b) The Vendor has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(c) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party.

(d) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

(e) The Agreement constitutes a legal, valid and binding obligation of the Vendor.

(f) The Property is accurately described in Schedule “A”, is in good standing under the laws of the jurisdiction in which it is located and is free and clear of all liens, charges and encumbrances.

(g) The Vendor is the sole recorded and beneficial owner of the Property and has the exclusive right to enter into this Agreement and all necessary authority to transfer its interest in the Property in accordance with the terms of this Agreement.

(h) No Person, firm or corporation has any proprietary or possessory interest in the Property other than the Vendor, and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property other than the government of the state of Nevada pursuant to statute; notwithstanding any Federal, State or County royalties or net proceeds tax derived from mining operations.

(i) Upon request by the Lessee, and at the sole cost of the Lessee, the Vendor shall deliver or cause to be delivered to the Lessee copies of all available maps and other documents and data in its possession respecting the Property. Nothing will be withheld, hidden, or kept from the Lessee that resides with the Vendor.

(j) Subject to performance by the Lessee of its obligations under Section 4, during the Purchase Period, the Vendor will keep the Property in good standing, free and clear of all liens, charges and encumbrances, will carry out all Mining Operations on the Property in a miner-like fashion if the Lessee elects to use the mining expertise and consulting services of the Vendor, will obtain all necessary licenses and permits as shall be necessary.

(k)  The Lessee shall pay all federal annual mining maintenance fees, file such instruments as required under federal and state laws and regulations, and record the notices of intent to hold required under the Nevada Revised Statutes not less than sixty (60) day before the applicable deadline and shall deliver to the Vendor proof of the Lessee’s compliance with such obligations not less than thirty (30) days before the applicable deadline.  The Lessee’s obligation to pay the federal annual mining claim maintenance fees for the annual assessment year September 1, 2013 to August 31, 2014 shall be a binding and unconditional obligation, notwithstanding the Lessee’s termination of this Agreement.

10.  Representations, and Covenants of the Lessee

The Lessee represents, and covenants to and with the Vendor that:

(a) The Lessee is a company duly organized validly existing and in good standing under the laws of Nevada.

(b) The Lessee has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(c) Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party.

(d) The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

(e)  This Agreement constitutes a legal, valid and binding obligation of the Lessee.

11. Indemnity and Survival of Representation

The representations herein set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Lessee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, Purchase, covenant, agreement or condition made by them and contained in this Agreement.

The Lessee agrees to defend, indemnify and save harmless the Vendor from any liability to which it may be subject arising from any Mining Operations carried out by the Lessee or at its direction on the Property including all claims and liabilities which arise from or relate to laws and regulations pertaining to the conservation, protection or reclamation of the environment.

The Vendor agrees to indemnify and save harmless the Lessee from any liability arising from any and every kind of work done on or with respect to the Property by Vendor, and not by other parties, prior to the signing of this Agreement (the “Prior Operations”). Without limiting the generality of the foregoing, Prior Operations includes all geophysical, geochemical and geological surveys, studies and mapping, investigating, other work usually considered to be prospecting, exploration or development conducted by the Vendor and before the Effective Date.  The Vendor shall have no obligation to the Lessee for any claims or liabilities arising from activities or operations of third parties on the federal public lands on which the unpatented mining claims which comprise the Property are situated or for any activities or operations which occurred before the Vendor located the unpatented mining claims which comprise the Property.

At its sole cost, the Lessee shall keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Two Million Dollars ($2,000,000) per occurrence for injuries to or death of any person and limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for property damage.  The Lessee shall cause its insurance carrier to identify Vendor as an additional insured of the policy and shall deliver to Vendor a certificate of such insurance policy.  It shall be a condition precedent to the Lessee’s assignment of this Agreement that the assignee procure and maintain insurance in accordance with this Section.

12. Confidentiality

The parties hereto agree to hold in confidence all information obtained in confidence in respect of the Property or otherwise in connection with this Agreement other than in circumstances where a party has an obligation to disclose such information in accordance with applicable securities legislation, in which case such disclosure shall only be made after consultation with the other party.

13. Notice

All notices, consents, demands and requests (in this Section 13 called the “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means including email shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might affect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered. For purposes of this agreement and as a definition of address the Vendor’s email shall be defined as and the Vendor’s telecopier number is. The Lessee’s email shall be defined as _______________ and the Lessee’s telecopier number is __________________.  Notice will be provided to each party should their respective email address change.

14. Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement

15. Entire Agreement

The parties hereto acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein

16. Proper Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada and the laws of the United States of America. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of Nevada. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom.

All disputes arising from or relating from this Agreement, including any dispute concerning the enforcement or construction of this Agreement, shall be decided and determined by arbitration in accordance with Chapter 38 of the Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association.     The Arbitration will be administered by and conducted before a single arbitrator.  The arbitrator shall be an independent attorney licensed to practice law or mining engineer who is recognized as having experience and knowledge of mining contract law and mining industry customs and practices.  No person having a prior or existing attorney-client, business or family relationship with either of the parties or their principal representatives shall be qualified to act as arbitrator in accordance with this Agreement absent the express prior written consent of all parties to this Agreement.  The parties shall negotiate the selection of the single arbitrator, however, if the parties are unable to select an arbitrator willing to arbitrate the disputed issues within thirty (30) days after delivery by either party of notice of demand for arbitration, the arbitrator shall be selected in accordance with Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be held in Reno, Nevada.  Each party shall pay one-half (1/2) of the arbitrator's costs, expenses and fees for services.

17. Enurement

This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

18. Additional Claims

(a) The parties covenant and agree, each with the other, that any and all Additional Claims shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for the purposes hereof, to be included in the Property. Any costs incurred by the Vendor in staking, locating, recording or otherwise acquiring any Additional Claims will be deemed to be Expenditure for Mining Operations for which the Vendor will be entitled to reimbursements as part of the Expenditures payable by the Lessee hereunder.

(b) Any Additional Claims agreed by the Lessee to be staked by the Vendor or which the Lessee stakes within 2 miles from the existing perimeter of the Property boundaries shall form part of this Agreement. The Lessee will reimburse the Vendor for Vendor’s costs of staking the Additional Claims, unless the Lessee does not elect to have the additional claims subject to this Agreement.

19. Default

Notwithstanding anything in this Agreement to the contrary if any party (a “Defaulting Party”) is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default including, without limiting, termination of this Agreement.

20. Payment

All references to monies herein shall be in US funds unless otherwise specified. The Lessee shall make payments for the Expenditures incurred by the Vendor no later than 30 days after the receipt of invoices delivered by the Lessee to do any acts or make any payments hereunder, and any act or payment or payments as shall be made hereunder shall not be construed as obligating the Lessee to do any further act or make any further payment or payments.

21. Supersedes Previous Agreements

This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the parties hereto relating to the subject matter hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the Effective Date.

Claremont Nevada Mines LLC

Per____/s/_ E.L. Hunsaker III

E.L. Hunsaker III, Manager

Date December 24, 2013

Kore Resources, Inc.

Per_ /s/Young Ju Yi

Young Ju Yi, President

Date December 24, 2013

SCHEDULE “A”

Description of Property

Unpatented Mining Claims situated in Mineral County, Nevada

Claim Name

BLM NMC Nos.
CPG 4

962441
CPG 6

962443
CPG 8

962445
CPG 13

962450
CPG15

962452
CPG 27

962464
CPG 29

962466
CPG 31

962468
CPG 33

962470
CPG 41

962478
CPG 42

962479
CPG 43

962480
CPG 44

962481

SCHEDULE “B”

Net Smelter Returns

Payor:

Kore Resources, Inc.

Recipient:

Claremont Nevada Mines LLC

1.

Definitions.  The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit.  The following definitions shall apply to this Exhibit.

1.1

"Gold Production" means the quantity of refined gold outturned to Payor's account by an independent third party refinery for gold produced from the Property during the month on either a provisional or final settlement basis.

1.2

"Gross Value" shall be determined on a month basis and have the following meanings with respect to the following Minerals:

1.2.1

Gold

(a)

If Payor sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing:  (1) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Monthly Average Gold Price for the month in which the gold concentrates, dore and ore were sold.

(b)

If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined.  The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

1.2.2

Silver.

(a)

If Payor sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing:  (1) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Monthly Average Silver Price for the month in which the silver concentrates, dore and ore were sold.

(b)

If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined.  The Gross Value shall be determined by multiplying Silver Production during the month by the Monthly Average Silver Price.

1.2.3

All Other Minerals.

(a)

If Payor sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing:  (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or  product from such Minerals); and (3) the monthly average price for the Minerals or product of the Minerals for the month in which the concentrates, dore or ore was sold.  The monthly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b)

If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the month from the sale of such refined or processed metals. Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3

"Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

1.4

"Monthly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported during that month.  If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Payor, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.5

"Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported.  If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.6

"Net Smelter Returns" means the Gross Value of all Minerals, less the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals:

1.6.1

Charges for smelting and refining (including sampling, assaying and penalty charges), but not any charges or costs of agglomeration, beneficiation, crushing, extraction, milling, mining or other processing; and

1.6.2

Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but not any charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant which is not a smelter or refinery.

1.7

"Property" means the real property described in the instrument to which these Net Smelter Returns provisions are attached and made a part.

1.8

"Silver Production" means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the month on either a provisional or final settlement basis.

2.

Payment Procedures.

2.1

Accrual of Obligation.  Payor's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

2.2

Futures or Forward Sales, Etc..  Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 (a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3

Monthly Calculations and Payments.  Net Smelter Returns royalties shall be determined on a monthly basis.  Payor shall pay Payor each monthly royalty payment on or before the last business day of the month immediately following the month in which the royalty payment obligation accrued.  Payor acknowledges that late payment by Payor to Recipient  of royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain.  Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (10) days after such amount is due, then Payor shall pay to Recipient a late charge equal to ten percent (10%) of such overdue amount.  Recipient’s acceptance of such late charge shall not constitute a waiver of Payor’ default with respect to such overdue amount, nor prevent Recipient from exercising any of Recipient’s other rights and remedies.  If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.

2.4

Statements.  At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such month.  Payment shall be made to the address provided in the agreement or instrument to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Recipient designates.

2.5

Inventories and Stockpiles.  Payor shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days.  Recipient shall have thirty (30) days after receipt of the statement to either:  (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions which Payor is authorized to take, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b).  The Payor’s failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).

2.6

Audit.  Upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payor’s accounts and records relating to the calculation of the Net Smelter Returns royalty payments.  If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Recipient.  Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist.  All books and records used by Payor to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

3.

Sampling and Commingling.  Payor shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that Payor first informs Recipient, in writing, of Payor’s intention to commingle and delivers to Recipient a detailed written description of Payor’s commingling plan.  Recipient shall have ninety (90) days during which to review and comment on Payor’s proposed commingling plan.  In any and all events, all Minerals and ores shall be measured and sampled by Payor in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property.  Representative samples of materials from the Property intended to be commingled shall be retained by Payor, and assays of these samples shall be made before commingling to determine the metal content of each ore.  Accurate records shall be kept by Recipient showing measurements, assays of metal content and gross metal content of the materials from the Property are commingled.

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